UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 17, 2005

(Exact name of registrant as specified in its charter)

Delaware	1-09300	58-0503352
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (770) 989-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.04. TEMPORARY SUSPENSION OF TRADING UNDER REGISTRANT’S EMPLOYEE BENEFIT PLANS

On June 17, 2005, we sent a notice to participants in the Company’s 401(k) plans informing them that the 401(k) plans are changing their record keepers. The notice stated that while this conversion is being made, 401(k) participants will not be able to initiate a transfer from one investment option to another investment option, change ongoing contribution investment decisions, obtain a loan, or obtain a distribution or withdrawal. The notice highlighted the fact that such restrictions apply to shares of our common stock held by 401(k) participants through the Coca-Cola Enterprises common stock fund maintained by the 401(k) plans. It also stated that participants will not be able to effectuate investment changes in the 401(k) plans starting on July 25, 2005 and ending the week of July 31, 2005. We refer to such time period herein as the “blackout period.”

On June 22, 2005, we sent a notice our executive officers and directors informing them that, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, they would be prohibited from purchasing and selling certain shares of our common stock (including derivative securities pertaining to such shares) on the open market or otherwise during the blackout period.

The notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference. We provided such notice to our officers and directors within five business days of June 17, 2005, which is the date the notices were mailed to 401(k) participants and that the administrator of the plans notified us of the blackout period.

During the blackout period and for a period of two years thereafter, a security holder or other interested person may obtain, without charge, information regarding the blackout period, including the actual beginning and ending dates of the blackout period, by contacting the Office of the General Counsel, Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description
99.1	Notice to Executive Officers and Directors of Coca-Cola Enterprises Inc. Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2005	COCA-COLA ENTERPRISES INC.

/s/ E. Liston Bishop III
E. Liston Bishop III
Vice President, Secretary and Deputy General Counsel